Exhibit 99.1

306 East North Street, Greenville, SC 29601

www.palmettobank.com

Return Service Requested

Bank Notes

OFFICER PROMOTIONS

Sharon Powers is the Branch Manager/Loan Officer of the Bank’s Anderson Main branch and has been promoted to Assistant Vice President. Ms. Powers is a resident of Anderson, South Carolina and graduate of South Carolina Association Bankers School. She is also a member of Anderson County Business Education Partnership, Anderson Area Chamber of Commerce and Sertoma. Ms. Powers joined the Bank in 2004 and has over twenty-five years of banking experience.

OFFICER APPOINTMENTS

David M. Carpenter has joined the Bank as Senior Vice President, Corporate Banking and brings over twenty years of commercial lending experience to the Bank. He is a graduate of University of North Carolina, Chapel Hill and an honors graduate of the General Electric Financial Management Program.

BANK MILESTONES AND ACCOMPLISHMENTS

In addition to returning to profitability, during the third quarter 2012 we achieved a number of milestones and significant accomplishments, including:

•	Celebration of our 106th birthday and continued service to the Upstate

•	Implementation of an enhanced on-line banking platform

•	Upgraded our automatic telephone voice response service

•	Introduction of a new mobile banking app,

•	Redesigned client account statements with an updated look and feel and ability to opt-in to e-statements

•	Enhanced remote deposit capture and wire transfer services

•	Added a dedicated e-Treasury call center

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

November 5, 2012

To Our Shareholders:

We are pleased to report that we returned to quarterly profitability in the third quarter. The $3.2 million of net income reported for the third quarter reflects the underlying earnings strength of our franchise and the results of our persistent and aggressive efforts to address the credit quality issues that have been negatively impacting our financial results since early 2009. Overall, we believe that our credit quality issues are largely behind us, and we are now applying an increased focus and emphasis on executing our strategies to increase shareholder value.

Credit Quality: As a result of our continued proactive problem asset resolution efforts, in the third quarter nonperforming assets decreased further and are now 78% below the peak at March 31, 2010. We still have an elevated level of problem assets as compared to historical periods, and over the next few quarters our credit-related expenses may vary from period to period based on the timing of receipt of updated appraisals and our ongoing problem asset resolution efforts. However, our credit-related expenses have declined to a much lower and more stable and predictable level, which is expected to contribute further to sustained profitability in the future.

Value Creation Strategy: A primary strategic initiative going forward is our value creation strategy that is designed to increase the value of The Palmetto Bank franchise by enhancing the client experience through improved delivery of our banking services and expanded products and services. Changing consumer and business expectations make it critically important that we make it easy for our clients to bank on their terms; they want the ability to manage their money where, when, and how they want. For our consumer clients, we implemented several technology enhancements this year, including mobile banking, upgraded online banking and automatic telephone voice response service, and enhanced deposit and trust statements with the ability to opt-in to e-statements. For businesses, we implemented enhanced remote deposit capture and wire transfer services, as well as a dedicated e-Treasury call center for client service. In addition to these technological enhancements, we also introduced expanded products and services such as our Small Business Administration lending, Corporate Banking and e-Treasury services. We have a long legacy of providing innovative banking services to consumers and operating companies in the Upstate. In this very challenging economic environment, we are keenly focused on providing critically important banking services that help our clients succeed.

Summary: We are proud of our 106 year history and rich heritage of serving clients and communities of the Upstate of South Carolina. Our unique position as one of the longest standing community banks in the state imparts on us a responsibility and commitment to continue building on our legacy to provide innovative products, services and technological enhancements. All of these initiatives are part of our value creation strategy designed to increase the value of The Palmetto Bank franchise by enhancing the client experience. We still have a lot of hard work ahead of us to increase shareholder value, and returning to quarterly profitability in the third quarter is a significant step in that direction.

Additional Information: Additional details about our financial results for the third quarter 2012 are included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2012 which may be obtained from the SEC website at www.sec.gov or from our Investor Relations website at www.palmettobank.com. We encourage you to read the Form 10-Q for a comprehensive discussion of our strategic plan and the actions we are taking to increase shareholder value.

*****

Thank you for the continued support, and please do not hesitate to contact either one of us with questions or concerns about your Company.

Sincerely,

Mike Glenn,	Sam Erwin,
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands)

	September 30, 2012	June 30, 2012	December 31, 2011
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$69,060	$152,363	$102,952

Total cash and cash equivalents	69,060	152,363	102,952

Federal Home Loan Bank (“FHLB”) stock, at cost	1,807	2,184	3,502
Investment securities available for sale, at fair value	290,805	247,400	260,992
Mortgage loans held for sale	3,795	3,789	3,648
Other loans held for sale	7,088	14,446	14,178

Loans, gross	733,940	723,986	773,558
Less: allowance for loan losses	(18,338)	(18,278)	(25,596)

Loans, net	715,602	705,708	747,962

Premises and equipment, net	24,867	24,974	25,804
Accrued interest receivable	4,301	3,902	5,196
Foreclosed real estate	11,609	14,683	27,663
Other	10,797	11,511	11,255

Total assets	$1,139,731	$1,180,960	$1,203,152

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$176,909	$178,669	$155,406
Interest-bearing	839,320	884,008	908,775

Total deposits	1,016,229	1,062,677	1,064,181

Retail repurchase agreements	18,636	18,260	23,858
Accrued interest payable	446	517	554
Other	10,533	9,734	11,077

Total liabilities	1,045,844	1,091,188	1,099,670

Shareholders’ equity
Preferred stock	—	—	—
Common stock	127	127	127
Capital surplus	143,085	142,845	142,233
Accumulated deficit	(41,082)	(44,244)	(36,508)
Accumulated other comprehensive loss, net of tax	(8,243)	(8,956)	(2,370)

Total shareholders’ equity	93,887	89,772	103,482

Total liabilities and shareholders’ equity	$1,139,731	$1,180,960	$1,203,152

Consolidated Statements of Income (Loss)

(in thousands)(unaudited)

	For the three months ended September 30,		For the nine months ended September 30, 2012
	2012	2011
Interest income
Interest earned on cash and cash equivalents	$49	$66	$172
Dividends received on FHLB stock	10	11	35
Interest earned on investment securities available for sale
State and municipal (nontaxable)	105	944	1,689
Collateralized mortgage obligations (taxable)	399	784	1,295
Other mortgage-backed (taxable)	406	224	825
Small Business Administration (“SBA”) loan-backed (taxable)	195	—	244
Interest and fees earned on loans	9,912	11,186	30,263

Total interest income	11,076	13,215	34,523
Interest expense
Interest paid on deposits	1,226	2,267	3,958
Interest paid on retail repurchase agreements	1	—	2

Total interest expense	1,227	2,267	3,960

Net interest income	9,849	10,948	30,563
Provision for loan losses	600	5,600	11,750

Net interest income after provision for loan losses	9,249	5,348	18,813

Noninterest income
Service charges on deposit accounts, net	1,635	1,974	4,978
Fees for trust, investment management and brokerage services	757	828	2,346
Mortgage-banking	709	764	2,342
Automatic teller machine	210	223	699
Bankcard services	64	52	183
Gain on sale of branches	568	—	568
Other	392	459	1,253

Total noninterest income	4,335	4,300	22,228
Noninterest expense
Salaries and other personnel	5,205	5,835	16,148
Occupancy	1,068	1,055	3,396
Furniture and equipment	799	924	2,524
Professional services	419	394	1,309
FDIC deposit insurance assessment	383	688	1,480
Marketing	422	410	984
Loan workout	235	436	622
Foreclosed real estate writedowns and expenses	693	3,029	9,027
Loss on other loans held for sale	4	2,080	2,538
Other	1,630	1,621	3,995

Total noninterest expense	10,858	16,472	42,023

Net income (loss) before benefit for income taxes	2,726	(6,824)	(982)
Provision (benefit) for income taxes	(436)	(1,355)	3,592

Net income (loss)	$3,162	$(5,469)	$(4,574)